Exhibit 99.2
FIRST AMENDMENT TO THE
AMENDED AND RESTATED AMSURG CORP.
1997 STOCK INCENTIVE PLAN
     WHEREAS, AmSurg Corp. (the “Corporation”) maintains the Amended and Restated AmSurg Corp. 1997 Stock Incentive Plan (the “Plan”); and
     WHEREAS, pursuant to Section 11 of the Plan, the Board of Directors of the Corporation (the “Board”) may amend the Plan; and
     WHEREAS, the Board desires to amend the Plan to revise the provisions in Section 3(c) of the Plan regarding adjustments in connection with a recapitalization (or other similar event) to the shares granted thereunder.
     NOW, THEREFORE, effective as of the date hereof, the Board hereby amends the Plan as follows:
     1. Section 3(c) of the Plan is amended to read as follows:
(c) In the event of any merger, reorganization, consolidation, recapitalization, extraordinary cash dividend, stock dividend, stock split or other change in corporate structure affecting the Common Stock, the Committee shall make an equitable and proportionate substitution or adjustment in the maximum number of shares that may be awarded under the Plan, in the number and option price of shares subject to outstanding Options granted under the Plan, in the number of shares underlying grants of Restricted Stock and Outside Director Restricted Stock, the Section 162(m) Maximum and in the number of shares subject to other outstanding awards granted under the Plan, provided that the number of shares subject to any award shall always be a whole number. The adjusted option price shall also be used to determine the amount payable by the Corporation upon the exercise of any Stock Appreciation Right associated with any Stock Option.
     The Board has approved this amendment by resolutions dated November 16, 2006.